Exhibit 99.2

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES

REDEMPTION OF ITS OUTSTANDING 7.25% SENIOR NOTES

STAMFORD, CT, March 9, 2012 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today announced that it has given an irrevocable notice for the redemption of all of its outstanding 7.25% Senior Notes due 2016. The aggregate principal amount of the notes being redeemed is $250 million, and the redemption date is April 9, 2012. Pursuant to the terms of the indenture governing the 7.25% Senior Notes, the Company will redeem the notes at a redemption price of 112.37% of their principal amount, or $280.9 million, plus accrued and unpaid interest up to the redemption date. The Company intends to fund this redemption from the proceeds it receives from its recently announced offering of $500 million aggregate principal amount of 5% Senior Notes due 2020. As a result of this redemption, the Company will incur a loss on early extinguishment of debt of approximately $0.33 per diluted share.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011. Silgan operates 82 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite

SILGAN HOLDINGS

March 9, 2012

and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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